Exhibit 3.1

Unofficial English translation

Articles of Association of the public limited liability company (société anonyme/naamloze vennootschap) “Titan America”

TITLE I. – Name – Registered Office – Corporate Object – Duration

Article 1. LEGAL FORM – NAME

The company is a limited liability company. It is named “Titan America”.

Article 2. REGISTERED OFFICE – EMAIL ADDRESS – WEBSITE

The registered office of the company is situated in the Brussels region.

It may be transferred to any other place in Belgium by resolution of the board of directors, provided that the applicable language regulations are taken into account.

The company may, by resolution of the board of directors, establish one or more administrative offices, operational seats, branches, representations or agencies in Belgium or abroad.

The company’s email address is info@titanamerica.com and the company’s website is www.titanamerica.com. The company may, by means of a decision of the board of directors, amend the address of its website as well as its email address, even if these are included in the articles of association.

Article 3. CORPORATE OBJECT

The company’s object is, in Belgium and abroad, for own account and/or on behalf of third parties, or in participation with them:

(a) the acquisition of a direct or indirect interest in shares in any, Belgian or foreign, commercial, industrial, financial, securities and/ or real estate company or enterprise,

(b) the control and management or participation in such enterprises,

(c) the purchase, the administration, the sale of any securities, and real estate, any social right and more generally any portfolio management operations thereby constituted,

(d) to carry out, either alone or jointly with others the business or activity in any industry, manufacture, trade, supply, warehousing, transportation, wholesale, retail, export, import as well as the business or undertaking of traders in general, carriers by any means of transportation, insurance agents or representatives, agents on commission or otherwise,

(e) to carry out, either alone or jointly with others the business or activity of service provision including the areas of general and specialised consulting and business management as well as the provision of IT services and any other business related services,

(f) to carry out, either alone or jointly with others business or activities generally related to immovable property, building materials, the development, purchase, sale, lease or sub-lease of any immovable property as well as the business or activity of construction, and maintenance and to trade, sell on hire purchase, lease, let, assign, mortgage, grant licences or dispose, in any manner, of all or any of the above or part thereof,

(g) to invest in shares, bonds, debentures, financial instruments in general which may be listed or not in regulated markets,

(h) to borrow, raise money or secure obligations (whether of the company or any other person) in such manner or upon such terms in order to facilitate the accomplishment of its corporate object, and

(i) to lend and advance money or give credit to any person, firm or company; to guarantee, give guarantees or indemnities for, undertake or otherwise support or secure, either with or without the company receiving any consideration or advantage and whether by personal covenant or by mortgaging, charging, pledging, assigning or creating of any rights or priorities in favor of any person or in any other manner whatsoever, all or part of the undertaking, property, assets, book debts, rights, choses in action, receivables and revenues present and future.

The company may also have an interest, by way of contribution or merger, in any company or entity, already incorporated or to be incorporated, having an identical corporate object, related or connected to its own corporate object or which would be likely to favor in any manner the pursuit of its corporate object.

The company may provide for the administration, the supervision and the control of all affiliated companies or companies of which it has shares and any other, and to grant any loans or guarantees to them in any form and for any duration. It may be appointed as a director, manager or liquidator of another company.

The company may provide a guarantee both for its own and third parties’ commitments, including but not limited to giving its assets in mortgage or pledge, including its business assets.

The company may carry out any activity likely to favor the accomplishment of its corporate object and to participate in such activities in any manner.

The company may carry out on behalf of third parties any financial transactions, such as acquiring, by way of purchase or otherwise, any securities or real estate, receivables, partnership shares and shares in any financial, industrial and commercial companies, any portfolio or capital management action, any commitment as any kind of guarantee upon acquisition by the company of the authorizations that may be necessary for these operations.

The company may perform any action and operation that are necessary, useful or directly or indirectly related to the accomplishment of its corporate object, or that are such as to make directly the accomplishment of this corporate object easier or to favor the development of the company.

The corporate object may be modified by the shareholders in accordance with the provisions of the Belgian Companies and Associations Code.

Article 4. DURATION

The company is incorporated for an unlimited duration.

TITLE II. – Capital – Shares - Bonds

Article 5. SHARE CAPITAL

The share capital of the company amounts to USD one billion seven hundred and fifty three million six hundred and twenty four thousand six hundred and fifty (1,753,624,650.00).

It is represented by one hundred and seventy-five million three hundred and sixty-two thousand four hundred and sixty-five (175,362,465) shares, without nominal value, with voting rights, each representing an equal share of the capital.

Article 6. AUTHORISED CAPITAL

§1. The board of directors may, in accordance with the conditions set by the board of directors, increase the share capital of the company in one or several times by a (cumulated) amount of maximum USD one billion seven hundred and fifty three million six hundred and twenty four thousand six hundred and fifty (1,753,624,650.00).

This authorisation may be renewed in accordance with the relevant legal provisions. The board of directors can exercise this power for a period of five (5) years as from the date of publication in the Annexes to the Belgian State Gazette of the amendment to these articles of association approved by the extraordinary shareholders’ meeting of 18 December 2024.

§2. Any capital increases which can be decided pursuant to this authorisation will take place in accordance with the modalities to be determined by the board of directors and may be effected (i) by means of a contribution in cash or in-kind (where appropriate including share premium), (ii) through conversion of reserves, whether available or unavailable for distribution, and issuance premiums. In the latter events, the capital increase may be effected with or without issuance of new shares.

The board of directors can also use this authorisation for the issuance of convertible bonds, warrants or bonds to which warrants or other tangible values are connected, or other securities.

When exercising its authorisation within the framework of the authorised capital, the board of directors can limit or cancel the preferential subscription right of the shareholders in the interest of the company, subject to the limitations and in accordance with the conditions provided for by the Belgian Companies and Associations Code. This limitation or cancellation can also occur to the benefit of the members of the personnel of the company or its subsidiaries or to the benefit of one or more specific persons even if these are not members of the personnel.

§3. If, pursuant to a capital increase that has been decided within the framework of the authorised capital, an issuance premium is paid, this shall be booked on the account “Issuance Premiums”. The board of directors may also use the abovementioned authorisations in order to issue new shares under the par value.

Article 7. PREFERENTIAL SUBSCRIPTION RIGHT IN THE EVENT OF A CAPITAL INCREASE BY CONTRIBUTION IN CASH

Each time the capital is increased, the shares to be issued in return for a contribution in cash will first be offered to the company’s existing shareholders in proportion to the share of the capital represented by their shares.

The preferential subscription right may be exercised during a term of at least fifteen days as from the date the subscription term opens. This term is fixed by the shareholders’ meeting.

The issuance of a share with a preferential subscription right and the timeframe within which it may be exercised, are announced in accordance with the Belgian Companies and Associations Code.

The preferential subscription right is tradable during the entire subscription term.

The shareholders’ meeting acting in accordance with the Belgian Companies and Associations Code may, in the company’s interest, limit or cancel the preferential subscription right with due consideration of the quorum and majority required for a capital increase. In the case of a capital increase pursuant to the authorised capital, the board of directors may likewise limit or cancel the preferential subscription right as referred to and in accordance with the authorisation procedure in article 6 of these articles of association. The board of directors is authorised, with power of substitution, to amend the articles of association after each capital increase realised within the framework of the authorised capital, in order to bring them in line with the new situation of the share capital and the shares.

Article 8. CAPITAL INCREASE BY CONTRIBUTION IN-KIND

In the event of a capital increase by means of a contribution in-kind, the statutory auditor, or if there is no statutory auditor appointed, an auditor to be appointed by the board of directors, draws up a report. In a special report, to which the report of the (statutory) auditor is attached, the board of directors elaborates on why both the contribution and the proposed capital increase are in the company’s interest and, if applicable, why the conclusions in the attached report are not followed.

In the situations and under the conditions allowed by the Belgian Companies and Associations Code, the contribution in-kind may take place under the responsibility of the board of directors without the prior drafting of such report by the board of directors and without the (statutory) auditor’s report. If this option is chosen, the board of directors shall, within one month after the effective contribution in-kind, submit the legally required declaration in accordance with the Belgian Companies and Associations Code to the competent registry of the commercial court.

Article 9. REQUEST FOR ADDITIONAL PAYMENT

The payment for shares that are not fully paid up must be effected at the place and on the date determined by the board of directors, at its sole discretion; the exercise of the shareholder rights belonging to these shares are suspended until the payments, duly requested and receivable, have been effected.

The board of directors may, after giving formal notice of default by registered mail to which there has been no reaction within one month, declare that the shareholder has forfeited the shares and sell the shares that have not been paid up either directly to the other shareholders or with the involvement of a brokerage firm. The price of the transfer is fixed, based on the net assets of the company as derived from the last accounts approved by the shareholders. The payment must be effected in accordance with the conditions set out by the board of directors.

Article 10. CAPITAL DECREASE

Only the shareholders’ meeting may decide to decrease the share capital, deliberating in accordance with the Belgian Companies and Associations Code, and provided that the shareholders in equal circumstances are treated equally.

The convening notices must indicate the goal of the contemplated decrease and the method to be followed for its realization.

Article 11. NATURE OF THE SHARES

Fully paid-up shares and other securities are in registered form, in dematerialized form or, to the extent permitted by law and the issue conditions of the relevant securities, in another form, at the discretion of the relevant holder of such shares or securities. The shares will be in registered form when required by law. Any holder of securities may request at any time and at his own expense that his fully paid-up securities be converted into another form, to the extent permitted by law and the issue conditions of such securities.

A register of registered shares is kept at the registered office of the company and may be split into two volumes by decision of the Board of Directors in accordance with the provisions of applicable law. The Board of Directors may appoint a third party of its choice to maintain a volume of the split register of registered shares.

The (split) register of registered shares and the registers of other registered securities, if any, may be kept in electronic form, in which case the Board of Directors may appoint a third party of its choice to maintain such electronic (split) register.

Each holder of securities may consult the (split) register in respect of his securities.

All entries in the (split) register of registered shares and in the registers of other registered securities, including transfers and conversions, may be validly made on the basis of documents or instructions submitted electronically or by any other means by the transferor, transferee and/or holder of the securities, as the case may be.

A dematerialised security is represented by an entry on a personal account of the owner or holder, with a recognised account holder or clearing and settlement institution.

Article 12. TRANSFER OF SHARES

The shares issued by the company are freely transferable.

Article 13. INDIVISIBILITY OF SHARES

The shares are indivisible vis-à-vis the company.

In the event shares are held by more than one owner, are pledged, or if the rights attaching to the shares are subject to joint ownership, usufruct or any other kind of split up of such rights, the board of directors may suspend the exercise of the rights attached to such shares until one person has been appointed as the sole representative of the relevant shares vis-à-vis the company.

The bare owners will represent the usufructuaries unless otherwise provided in the deed establishing the usufruct or agreed upon. In the event of dispute between the bare owner and the usufructuary concerning the existence or scope of such agreement or provision, only the bare owner shall be admitted to participate in the shareholders’ meeting and participate in voting.

Article 14. CONVERTIBLE BONDS AND WARRANTS

The company may issue convertible bonds or warrants whether or not attached to bonds, either pursuant to a resolution of the shareholders’ meeting in accordance with the requirements for amendments to the articles of association, or pursuant to a resolution of the board of directors within the scope of the authorised capital.

The holders of convertible bonds or warrants issued with the cooperation of the company, have the right to attend the shareholders’ meeting but only in a consultative capacity.

Article 15. ACQUISITION OF OWN SHARES

§1. The company may, without any prior authorisation of the shareholders’ meeting, in accordance with articles 7:215 ff. of the Belgian Companies and Associations Code and within the limits set out in these provisions, acquire its own shares, which correspond to maximum 20% of the issued shares. The offer to acquire own shares must be addressed to all shareholders under the same conditions, unless a general meeting at which all shareholders are present or represented unanimously otherwise. This authorisation is valid for five years from the date of the publication in the Annexes of the Belgian Gazette of the minutes of the authorisation on 18 December 2024.

This authorisation also covers the acquisition by a direct subsidiary within the meaning and the limits set out in article 7:221 ff of the Belgian Companies and Associations Code.

Article 16. CERTIFICATION OF SHARES

The shares or other securities issued by the company may be certified in accordance with the provisions of the Belgian Companies and Associations Code.

The decision of the company to cooperate with the certification will be taken by the board of directors on the written request of the future issuer of the certificates. The board of directors may resolve that the company will pay all or part of the charges of such certification and of the setting up and operating charges of the issuer of certificates, insofar as such payment is in the interests of the company.

A certificate holder or issuer or any third party of any kind may only invoke the assistance of the company in their issuing if the company has confirmed this assistance in writing to the issuer. The holders of such certificates may only exercise rights towards the company that are granted to them by law if the form of the certificates as well as the evidence of ownership of the registered certificates have previously been approved in writing by the company.

An issuer of certificates, whether or not issued with the assistance of the company, intending to participate in a shareholders’ meeting and exercise the voting rights linked to the certified securities shall comply with the particular admission formalities described in article 35.

TITLE III. – MANAGEMENT AND AUDIT

Chapter 1. – Board of directors

Article 17. COMPOSITION OF THE BOARD OF DIRECTORS

§1. The company is managed by a board of directors that shall consist of a minimum of three directors, who shall be natural persons or legal entities, whether or not shareholders, appointed by the shareholders’ meeting. The directors are appointed for a maximum term of three years and may be reappointed. Their mandate may be revoked any time by the shareholders’ meeting.

When a legal entity is appointed a director, it must specifically appoint an individual as its permanent representative, such individual is to carry out the office of director in the name and on behalf of the legal entity. The appointment and termination of the office of the permanent representative is governed by the same disclosure rules as if the permanent representative was exercising the office on his/her own behalf.

Should any of the director’s mandates become vacant, for whatever reason, the remaining directors may temporarily fill such vacancy. The next following shareholders’ meeting must confirm the mandate of the co-opted director; in case of confirmation, the co-opted director finishes the mandate of its predecessor, unless the shareholders’ meeting decides otherwise. If there is no confirmation, the mandate of the co-opted director expires immediately after the shareholders’ meeting, without prejudice to the validity of the composition of the board of directors until that date.

As long as the shareholders’ meeting or the board of directors, for whatever reason, does not fill such vacancy, the directors whose mandate has expired remain in function if the board of directors would otherwise no longer consist of the minimum number of directors required by law or the articles of association.

The board of directors may appoint a chairman. In the absence of the chairman, the chairmanship is exercised by the vice chairman and in the absence of the vice chairman by another director appointed by the board of directors. In the case of a tie, the chairman of the meeting shall not have the casting vote.

Article 18. POWERS OF THE BOARD OF DIRECTORS

§1. The board of directors is vested with the power to perform all acts that are necessary or useful for the realisation of the company’s object, except for those which the law or these articles of association reserve to another corporate body.

§2. The board of directors may delegate special and limited powers to one or more persons of their choice.

§3. The board of directors shall appoint one or more its members to an audit committee and a nominating and compensation committee. The rules governing the composition, tasks and method of functioning of such committees are set forth in each committee’s charter and/or the company’s Corporate Governance Guidelines. The board of directors may, in preparation of its deliberations and resolutions, set up other committees of which it determines the number, the composition and the powers in accordance with the legal provisions and these articles of association.

Article 19. MEETINGS

§1. The board of directors is convened by the chairman or a person charged with the day-to-day management of the company whenever the interest of the company so requires or at the request of two directors.

The convening notice must be sent in writing, or by any other means of communication leaving a material trace, at the latest three business days prior to the meeting, except in case of emergency, which is to be justified in the convening notice or in the minutes of the meeting. Each director may waive convocation. A director who is present or represented at the meeting shall be deemed to have been properly notified or to have waived convocation.

The meetings are held at the day, hour and place mentioned in the convening notice.

§2. The board of directors is presided over by the chairman. If the chairman is prevented from attending the meeting, the board of directors is presided over by the vice chairman and if the chairman is prevented from attending the meeting, by another director.

Article 20. QUORUM

§1. The board of directors can only deliberate and decide validly if more than half of the directors is present or represented.

§2. The quorum requirement set forth in §1 above shall not apply:

1° when an unforeseen emergency arises that makes it necessary for the board to take action that would otherwise become time-barred by law or in order to avoid imminent harm to the company; or

2° when a majority of the directors is conflicted.

§2. Directors may participate in the meetings of the board of directors using telephone, videoconference or any similar means of communication which enables all persons participating in such meeting to hear each other in real time. Each person participating in a meeting in accordance with this §3, is deemed to be present at such meeting.

§3. Any director may grant a proxy in writing or by any means of communication leaving a material trace, to another director in order to represent him/her at a specific meeting and to vote on his behalf. Representation by proxy is considered as presence for the determination of the quorum.

A director may represent several other directors and may, next to his/her/its own vote, exercise as much votes as for which he/she/it has received a proxy.

Article 21. DELIBERATION AND VOTING

All decisions of the board of directors shall be adopted by a majority of the votes cast.

Article 22. CONFLICT OF INTERESTS

If a director, directly or indirectly, has an interest of a patrimonial nature conflicting with a decision or transaction within the competence of the board of directors, that director shall inform the board of directors thereof in accordance with the Belgian Companies and Associations Code, and the provisions of article 7:96 of the Belgian Companies and Associations Code shall be complied with.

If there are several directors in the same situation and the applicable laws prohibit them from participating in the deliberation or vote in this respect, the decision may be validly made by the other directors, even if in this situation less than half of the directors are present or validly represented as required by article 20. If all directors are conflicted, the decision will be validly taken by the shareholders’ meeting.

Article 23. UNANIMOUS WRITTEN RESOLUTIONS

The board resolutions may be approved by unanimous written consent of all directors, whereby directors’ signatures should be placed either on one single document or on more than one original of such document.

Article 24. MINUTES

The resolutions of the board of directors are recorded in minutes signed by the chairman and the secretary of the meeting and by those directors who wish to do so, and circulated to each of the directors. These minutes are to be recorded or placed in a special minute book.

The copies or extracts destined for third parties are signed by the chairman of the board of directors, by two directors or by a person charged with the day-to-day management of the company.

Article 25. CORPORATE GOVERNANCE CHARTER

The board of directors may determine its functioning and other rules in a corporate governance charter.

Chapter 2. – Day-to-day management

Article 26. APPOINTMENT AND REMOVAL

The board of directors may appoint and remove one or multiple persons which it charges with the day-to-day management of the company.

If such person charged with the day-to-day management is a member of the board of directors, he or she will bear the title of ‘managing director’ or any other title as may be decided by the board of directors. If such person charged with the day-to-day management is not a member of the board of directors, he or she will bear the title of ‘general manager’ or any other title as may be decided by the board of directors.

Article 27. POWERS OF THE PERSON(S) CHARGED WITH THE DAY-TO-DAY MANAGEMENT

Apart from the special and limited powers, assigned to him/her by the board of directors, the person charged with the day-to-day management of the company is vested with the day-to-day management of the company and the representation of the company in respect of such management. When the board of directors has charged multiple persons with the day-to-day management of the company, these persons will be authorized to act individually.

Such is also entrusted with the execution of the resolutions of the board of directors.

Within the limits of the powers granted to him/her by or pursuant to these articles of association, such may delegate special and limited powers to a management committee, or any other person. He/she may allow sub-delegation of these powers.

Chapter 3. – Representation

Article 28. REPRESENTATION

The company is represented in all its acts and at law by:

1° two directors acting jointly;

2° a person charged with the day-to-day management within the limits of the day-to-day management and the other powers delegated to him;

3° by every other person, acting within the limits of the mandate granted to him/her/it by the board of directors, or a person charged with the day-to-day management, as the case may be.

Chapter 4. – Remuneration

Article 29. REMUNERATION

The remuneration of the directors for their board mandate is determined by the shareholders’ meeting.

Article 30. COSTS AND EXPENSES

The normal and justifiable expenses and costs, which the directors may claim as they have been incurred in the exercise of their function, shall be compensated.

Chapter 5. – Control

Article 31. CONTROL

The control on the financial position, annual accounts and compliance of the transactions required to be disclosed in the annual accounts shall be audited by one or more statutory auditors. The statutory auditors are appointed by the shareholders’ meeting among auditors registered with the public register of auditors or among registered audit firms. The statutory auditors shall be appointed in accordance with the Belgian Companies for renewable periods of three (3) years. Under penalty of damages, the statutory auditor’s mandate may only be terminated by the shareholders’ meeting for legitimate reasons.

TITLE IV. – SHAREHOLDERS’ MEETINGS

Article 32. ORDINARY SHAREHOLDERS’ MEETING – EXTRAORDINARY SHAREHOLDERS’ MEETING

Each year, the ordinary meeting of shareholders is held on the Tuesday that precedes the second Thursday of the month of May at 16:00 CET, in Brussels (Belgium). If such day is a legal public holiday in Belgium or the US, the meeting shall take place at the same hour on the preceding or following working day, as decided by the board of directors.

The other shareholders’ meetings shall be held on the day, at the hour and in the place designated by the convening notice. They may be held at locations other than the registered office.

Article 33. CONVENING NOTICE

The ordinary, special and extraordinary shareholders’ meetings are convened by the board of directors or the auditor(s) The board of directors or the auditor(s) has to convene a shareholders’ meeting at the request of shareholders representing one-tenth (1/10) of the company’s capital.

The convening notices are made in accordance with the Belgian Companies and Associations Code. The convening notices made by the board of directors may validly be signed in its name by the chairman, a person charged with the day-to-day management or any other person designated by the board of directors.

Every shareholder may waive its right to receive a convening notice. In any event, shareholders present or represented at the meeting are deemed to have received proper notice or to have waived their right to receive a convening notice.

Article 34. AGENDA

§1. The shareholders’ meeting may not validly deliberate or decide on items that are not included in the announced agenda or that are not implicitly included therein.

Article 35. ADMISSION FORMALITIES

(a)	Conditions of admission to shareholders’ meeting

In order to be admitted to, and participate in a shareholders’ meeting, shareholders must comply with the registration, notification, filing and other applicable formalities, as required by applicable law or as determined (subject to applicable law) in the meeting’s convening notice.

The board of directors may decide that the right to attend a shareholder’s meeting and to exercise the right to vote (if any) at such meetings shall be determined by the registration of the ownership of the relevant securities in the name of the holder of such securities on the third (3rd) business day preceding the date of the relevant shareholders’ meeting (or such other date as may be specified in the convening notice of the shareholders’ meeting, but which may not be earlier than the fifteenth (15th) calendar day preceding the shareholders’ meeting), at midnight at the end of that day (Brussels time) (such date and time being the relevant registration date), by means of the registration of such securities in the relevant register (or the relevant part of the split register) for such securities, in the accounts of an approved account holder or a settlement institution for the relevant securities. The board of directors may make participation in a shareholders’ meeting subject to the obligation for the holders of the securities concerned to notify the company or the person designated for this purpose by the company, on a date determined by the board of directors before the date of the scheduled meeting, of their intention to attend the meeting, indicating the number of securities with which they wish to participate. The procedures for preparing this notification (as the case may be) must be indicated in the convening notice for the shareholders’ meeting.

Representatives of legal entities must provide documents certifying their status as a corporate body or special representative.

Individuals, corporate bodies or proxyholders who participate in a shareholders’ meeting must be able to provide proof of their identity. Holders of profit certificates, non-voting shares, convertible bonds, subscription rights or other securities issued by the company, as the case may be, as well as holders of certificates issued in collaboration with the company representing securities issued by the company, as the case may be, may participate in the shareholders’ meeting to the extent that the law or the articles of association permit it and, where applicable, give them the right to participate in the vote. If they wish to participate, they will be subject to the same formalities of filing and prior notification, of the form and filing of a proxy, and of admission, as those to which shareholders are subject. Before participating in the meeting, shareholders or their agents must sign the attendance list and mention:

(b)	Proxies and powers of attorney

Any shareholder with the right to vote may either personally participate in the meeting or give a proxy to another person in accordance with the requirements of articles 7:142 ff of the Belgian Companies and Associations Code, who need not be a shareholder, to represent it at the meeting. The appointment of a proxy holder may take place in paper form or electronically, through a form which shall be made available by the company. The signed original paper form or electronic form must be received by the company at the latest on the date set out in the convening notice for the shareholders’ meeting.

(c)	Formalities for admission

Before being admitted to the meeting, the holders of securities or their proxy holders are required to sign an attendance sheet, indicating their first name, last name and place of residence or corporate denomination and registered office, as well as the number of shares in respect of which they are participating in the meeting. Representatives of legal entities must provide the documents evidencing their capacity as bodies or special proxy holders. The natural persons, shareholders, bodies or proxy holders who take part in the shareholders’ meeting must be able to prove their identity.

Article 36. REMOTE VOTING BEFORE THE SHAREHOLDERS’ MEETING

The convening notice may allow shareholders to vote remotely before the shareholders’ meeting, by correspondence or through the company’s website, by sending a paper form or, if specifically allowed in the convening notice, by sending a form electronically, through a form which shall be made available by the company. The voting form must be received by the company at the latest on the date set out in the convening notice of the shareholders’ meeting.

The company may also organise a remote vote before the meeting through other electronic communication methods, such as, among others, through one or several web sites. It shall specify the practical terms of any such remote vote in the convening notice.

The company will ensure that, when arranging remote electronic voting before the shareholders’ meeting, either through the sending electronically of a form or through other electronic communication methods, the company is able, through the system used, to control the identity and capacity as shareholder of each person casting a vote electronically.

Shareholders voting remotely must, in order for their vote to be taken into account for the calculation of the quorum and voting majority, comply with the conditions set out in article 35, (a).

Article 37. REMOTE PARTICIPATION TO A SHAREHOLDERS’ MEETING

The board of directors may authorize holders of shares, convertible bonds, subscription rights or certificates issued in collaboration with the company to participate remotely in the general meeting by means of an electronic means of communication made available by the company, except in cases where the Belgian Companies and Associations Code does not permit it.

Shareholders who participate in the general meeting in this way will be deemed to be present at the place where the general meeting is held for the purposes of assessing compliance with the quorum and majority conditions.

The company must ensure that, when it organizes remote participation in the general meeting by means of electronic means of communication, it is able, with the system being used, to verify the identity and capacity of the shareholder who participates in said meeting remotely.

The electronic means of communication used must at least allow the holders of securities referred to in the first paragraph to become aware directly, simultaneously and continuously of the discussions within the meeting.

The electronic means of communication must also enable holders of securities referred to in the first paragraph to participate in the deliberations and exercise their right to ask questions. In addition, the electronic means of communication must enable shareholders to exercise their voting rights on all items on which the meeting is called to vote.

Article 38. QUESTIONS

In accordance with and within the limits of the Belgian Companies and Associations Code, (i) the directors (as the case may be, joined by the company’s management) give answers to the questions asked by the shareholders’, during the meeting or in writing, relating their report or the items on the agenda, and (ii) the statutory auditors answer the questions asked by the shareholders’, during the meeting or in writing, relating their report or the items on the agenda. The company must receive the written questions no later than the sixth (6th) day before the meeting.

Article 39. QUORUM

Subject to the exceptions established by law or by these articles of association, the meeting of shareholders may validly deliberate and decide by a simple majority of the votes cast, if shareholders representing at least a simple majority of the share capital effectively paid up are present or represented at the meeting of shareholders.

Article 40. DELIBERATION AND RESOLUTIONS

§1. Each share carries one vote.

§2. Except as required otherwise by the Belgian Companies and Associations Code (e.g. with regard to changes to the company’s object, increases or decreases of the company’s capital, waiver of the legal pre-emption right for existing shareholders, the issuance of convertible bonds and/or warrants, changes to the articles of association of the company, mergers, conversions, demergers, winding-up of the company), all resolutions of the shareholders’ meeting shall be adopted by a majority of the votes cast. Abstentions or blank votes and the votes that are null are not taken into account for the calculation of the required votes.

§3. Voting will take place by a show of hands, by roll call, by signed ballots or by electronic means.

Article 41. BUREAU

The shareholders’ meeting is chaired by the chairman of the board of directors, or in his absence, by the vice chairman, or in his absence by the director appointed by the directors present. The chairman appoints the secretary, who does not need to be a shareholder. The meeting appoints, if the number of participants so requires, one or more tellers from among the shareholders or their representatives. The chairman, the secretary and the tellers (if any) form the bureau. The chairman can appoint the bureau prior to the opening of the meeting, and the latter, thus constituted, can proceed to the verification of the powers of the participants prior to this opening.

Article 42. MINUTES

The minutes of the shareholders’ meeting are signed by the members of the bureau and by the shareholders who wish to do so. These minutes, drafted in accordance with the Belgian Companies and Associations Code, are recorded or kept in a special register.

The copies or extracts destined for third parties are signed by the chairman of the board of directors, by two directors or by a person charged with the day-to-day management of the company.

Article 43. ADJOURNMENT OF THE ORDINARY SHAREHOLDERS’ MEETING

The board of directors may, during the meeting, adjourn the decision of the shareholders’ meeting as referred to in article 32 of these articles of association with respect to the approval of the annual accounts for three weeks. Save a decision by the shareholders’ meeting to the contrary, such adjournment shall not cancel the other decisions taken during the meeting.

The board of directors shall reconvene the shareholders’ meeting within three weeks and with the same agenda.

Securityholders wishing to participate in such meeting shall fulfil the admission conditions set out in article 35. To this effect, a record date shall be set on the date set out in the convening notice for the shareholders’ meeting.

The meeting may be adjourned once. The second shareholders’ meeting decides irrevocably on the adjourned items on the agenda.

TITLE V. – FINANCIAL YEAR- ANNUAL ACCOUNTS – DIVIDENDS -DISTRIBUTION OF PROFITS

Article 44. FINANCIAL YEAR AND ANNUAL ACCOUNTS

The financial year begins on the first of January and ends on the thirty-first of December each year.

At the end of each financial year, the board of directors draws up an inventory as well as the annual accounts, consisting of the accounts, the income statement and the notes. These documents are drawn up in accordance with the law and submitted to the National Bank of Belgium.

The annual accounts are validly signed for their publication by a director or a person entrusted with the day-to-day management, or a person expressly authorized by the board of directors.

Each year, the directors will draw up an annual report in accordance with article 3:5 and 3:6 of the Belgian Companies and Associations Code.

The annual accounts, the annual report and the report of the auditor(s) are made available to the shareholders together with the convening notice of the shareholders’ meeting.

Article 45. ALLOCATION OF PROFITS

The ordinary shareholders’ meeting decides on the approval of the annual accounts as well as on the allocation of the results. An amount of one twentieth of the net profits of the financial year shall be added to the legal reserve fund; this is no longer compulsory when the reserve fund amounts to 10% of the company’s share capital.

On the proposal of the board of directors, the shareholders’ meeting decides on the allocation of the balance of the net profits.

Article 46. DISTRIBUTION

The annual dividends granted by the shareholders’ meeting shall be paid on the dates and at the places determined by the shareholders’ meeting or by the board of directors.

Dividends that are not claimed expire after a five-year period.

Article 47. INTERIM DIVIDENDS

The board of directors has the power to distribute an interim dividend on the result of the financial year, if the conditions of article 7:213 of the Belgian Companies and Associations Code are complied with.

Article 48. PROHIBITED DISTRIBUTION

Each distribution of dividends contrary to the law must be paid back by the shareholder that received the dividend provided that the company establishes that the shareholder knew or, based on the circumstances, should have known that the distribution for their benefit was contrary to the regulations.

TITLE VI. – DISSOLUTION - LIQUIDATION

Article 49. LOSSES

a) If, as a result of a loss sustained, the net assets have fallen below half of the share capital, the shareholders’ meeting shall meet within no more than two months after the loss has or should have been established in accordance with the statutory provisions or the provisions in the articles of association, in order to, as the case may be, pursuant to the provisions on the amendment of the articles of association, deliberate and resolve on the liquidation of the company and possibly on other items on the agenda. The board of directors shall justify its proposals in a special report made available to the shareholders at the registered office of the company.

b) If, as a result of a loss sustained, the net assets have fallen below one-quarter of the share capital, the dissolution of the company shall take place when approved by one-quarter of the votes cast at the shareholders’ meeting.

c) If the net assets have fallen below the statutory minimum, each interested party may demand that the court orders the dissolution of the company. The court may, as the case may be, grant the company a grace period to rectify its position.

Article 50. DISSOLUTION AND LIQUIDATION

The shareholders’ meeting appoints, as the case may be, one or more liquidators in the event of a dissolution with liquidation

The liquidator(s) are vested with all powers listed in article 2:87 and following of the Belgian Companies and Associations Code, without a special power of attorney from the shareholders’ meeting. The shareholders’ meeting may limit these powers at any time by a simple majority.

All assets of the company are realized, unless the shareholders’ meeting decides otherwise.

If not all shares have been paid up to the same extent, the liquidators restore the balance, either by calling for further payment or by making advance payments.

TITLE VII. – MISCELLANEOUS PROVISIONS

Article 51. ELECTION OF DOMICILE

Any holder of registered shares domiciled abroad shall be required to elect domicile in Belgium for all matters relating to the implementation of these articles of association. In the absence of an election of domicile, the shareholder shall be deemed to have elected domicile at the registered office of the company, where notices, communications, service, summons and subpoenas shall be validly served on him.

Holders of registered shares must notify the company of any change of domicile; failing this, all communications, summonses or notifications shall be validly served at the last known domicile.

Directors, persons charged with the day-to-day management, auditors and liquidators domiciled abroad shall be deemed, for the entire duration of their mandates, to have elected domicile at the registered office where all legal documents are validly sent to them.

Each director, delegate for daily management, auditor or liquidator may elect domicile at the registered office of the company for all matters relating to the exercise of his mandate. This election of domicile is enforceable against third parties in accordance with legal provisions.

Article 52. DISPUTE RESOLUTION

For all disputes between the company, its shareholders, bondholders, holders of subscription rights or other securities or certificates issued by or in collaboration with the company, directors, auditors and liquidators relating to the affairs of the company and the execution of these articles of association, exclusive jurisdiction is attributed to the commercial court of the registered office of the company, unless otherwise provided by the applicable law.

Article 53. APPLICABLE LAW

For all matters which are not expressly regulated in these articles of association, or for legal provisions which are not validly derogated from in these articles of associations, the provisions of the Belgian Companies and Associations Code and other provisions of Belgian law are applicable.

Article 54. MANDATORY PROVISIONS

The articles of these articles of association which are contrary to the provisions of any applicable legislation are deemed unwritten, the nullity of an article or part of an article of these articles of association having no effect on the validity of the other (parts of) statutory articles.